Exhibit 10.7

Procera Networks

March 12, 2004

Anil Sahai
20661 Carniel Avenue
Saratoga, CA 95070

Dear Anil,

We are pleased to offer you employment with Procera Networks, Inc. (the "Company") in the exempt position of Executive Vice-President and Chief Technical Officer (CTO), reporting to the CEO of the Company. You will be employed by Procera Networks, Inc. through Execustaff, a Professional Employer Organization providing human resources management.

You will be compensated as follows:

•	Base Salary:
$180,000 annually, payable at the rate of $6,923.08 per pay period. You will be paid on a bi-weekly basis, every other Friday, and will be subject to normal withholdings. If a Friday pay period falls on a Company Holiday, you will be paid on the last business day prior to the Holiday. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

•	Incentive
You will have the opportunity to earn an incentive target bonus of $100,000 per annum, based on your performance against milestones which are mutually agreed upon by you and the CEO and approved by the Board of Directors.

•	Stock Options:
Upon commencement of employment, you will be granted an incentive stock option, subject to approval by the Board of Directors at their meeting in April 2004, to purchase 1,200,000 shares of the Company's common stock The option price per share will be the closing bid price of the Company's common stock on the business day prior to the Date of Grant by the Board. Options will vest as follows: (a) Zero (0) vesting for the first three (3) months of employment following your Hire Date; (b) three-hundred thousand (300,000) shares will vest on the last day of the calendar month in which your third calendar month of employment occurs; and (c) eighty-one thousand eight-hundred eighteen (81,818) shares shall vest at the end of each third calendar month of employment thereafter, until the options become folly vested or your employment is terminated, whichever occurs first.

•	Paid Time-Off:
As an employee of the Company, you shall be provided with twenty (20) days of paid time-off, to be used at your discretion. PTO will accrue, starting with your first full pay period, at the rate of 6.2 hours per pay period.

•	Employee Benefits:	Per Company Policy

The Company offers a number of benefits to its employees, presently including, health, dental, long-term disability, short-term disability, and vision insurance, as well as 401(k) and Flexible Spending plans. The Company policy also provides for the direct deposit of paychecks. Details of these benefits are described on the attached summary. The Company reserves the right to alter its policies and/or to amend it's benefits in its discretion upon notice to its employees.

Your employment with the Company will be strictly on an at-will basis, which means that either you or the Company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason. The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship. This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents, which also shall govern the terms of your employment:

•	EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGRFEEMENT
•	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Other than as expressly stated in this letter and the attached agreements, the Company makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto. This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

It is anticipated that your employment with Procera Networks, Inc. will commence on or before March 20, 2004.

Anil, we are looking forward to your joining our team at Procera Networks, Inc.

Sincerely,

/s/ Douglas J. Glader
Douglas J. Glader
CEO

Offer accepted:	/s/ Anil Sahai

Date:	3/12/04